Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results and Declares Special Dividend

•	Net earnings per share of $2.58; includes $0.11 per share loss from non-core items

•	Third quarter core net operating earnings of $2.69 per share, a 16% increase from the prior year period

•	Third quarter annualized ROE of 18.2%; annualized core operating ROE of 19.0%

•	Third quarter year-over-year growth in Specialty P&C underwriting profit of 19%

•	Board of Directors declares $2.00 per share special dividend, payable November 26, 2025

CINCINNATI – November 4, 2025 – American Financial Group, Inc. (NYSE: AFG) today reported 2025 third quarter net earnings of $215 million ($2.58 per share) compared to $181 million ($2.16 per share) in the 2024 third quarter. Net earnings included net after-tax non-core items that reduced net income by $9 million ($0.11 per share loss) and $13 million ($0.15 per share loss) in the 2025 and 2024 third quarters, respectively. Annualized return on equity was 18.2% and 15.2% for the third quarters of 2025 and 2024, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $224 million ($2.69 per share) for the 2025 third quarter, compared to $194 million ($2.31 per share) in the 2024 third quarter, reflecting higher year-over-year underwriting profit and higher net investment income. Additional details for the 2025 and 2024 third quarters may be found in the table below. Core net operating earnings for the third quarters of 2025 and 2024 generated annualized returns on equity of 19.0% and 16.2%, respectively, which is calculated excluding AOCI.

	Three months ended September 30,
Components of Pretax Core Operating Earnings	2025	2024	2025	2024	2025	2024
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$285	$255	$43	$36	$328	$291
Other expenses	(29)	(27)	—	—	(29)	(27)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	237	209	43	36	280	245
Related provision for income taxes	47	43	9	8	56	51

Core Net Operating Earnings	$190	$166	$34	$28	$224	$194

Core Operating Earnings Per Share	$2.28	$1.98	$0.41	$0.33	$2.69	$2.31
Weighted Avg Diluted Shares Outstanding	83.4	83.9	83.4	83.9	83.4	83.9

AFG’s book value per share was $56.72 at September 30, 2025. During the third quarter of 2025, AFG paid cash dividends of $0.80 per share. For the three and nine months ended September 30, 2025, AFG’s growth in book value per share plus dividends was 6.2% and 14.9%, respectively.

Book value per share excluding AOCI was $57.59 at September 30, 2025. For the three and nine months ended September 30, 2025, AFG’s growth in book value per share excluding AOCI plus dividends was 4.8% and 10.6%, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Components of net earnings:
Core operating earnings before income taxes	$280	$245	$701	$808
Pretax non-core items:
Realized gains (losses)	13	(2)	18	10
Special A&E charges	(25)	(14)	(25)	(14)

Earnings before income taxes	268	229	694	804
Provision for income taxes:
Core operating earnings	56	51	146	168
Non-core items	(3)	(3)	5	4

Total provision for income taxes	53	48	151	172

Net earnings	$215	$181	$543	$632

Net earnings:
Core net operating earnings(a)	$224	$194	$555	$640
Non-core items:
Realized gains (losses)	11	(2)	15	7
Special A&E charges	(20)	(11)	(20)	(11)
Other	—	—	(7)	(4)

Net earnings	$215	$181	$543	$632

Components of earnings per share:
Core net operating earnings(a)	$2.69	$2.31	$6.65	$7.63
Non-core items:
Realized gains (losses)	0.13	(0.02)	0.18	0.09
Special A&E charges	(0.24)	(0.13)	(0.24)	(0.13)
Other	—	—	(0.09)	(0.05)

Diluted net earnings per share	$2.58	$2.16	$6.50	$7.54

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $2.00 per share of American Financial Group common stock. The dividend is payable on November 26, 2025, to shareholders of record on November 17, 2025. The aggregate amount of this special dividend will be approximately $167 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.88 per share most recently paid on October 24, 2025. With this special dividend, the Company has declared $54.00 per share in special dividends since the beginning of 2021.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased with AFG’s performance during the third quarter, with growth in core operating earnings per share of approximately 16% year-over-year. We achieved an annualized core operating return of 19%, reflecting solid underwriting margins, P&C net investment income that increased by 5% year over year, and effective capital management. Our entrepreneurial culture and disciplined operating philosophy position us well for the future and enable us to continue to create value for our shareholders.

Messrs. Lindner continued, “AFG continued to have significant excess capital at September 30, 2025. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations reported underwriting profit of $139 million in the 2025 third quarter, compared to $117 million in the 2024 third quarter, an increase of 19%. Higher underwriting profit in the Property and Transportation and Specialty Financial Groups was partially offset by lower underwriting profit in the Specialty Casualty Group. Catastrophe losses were $23 million in the 2025 third quarter, compared to $90 million in the prior year quarter.

The third quarter 2025 combined ratio was 93.0%, an improvement of 1.3 points from the 94.3% reported in the comparable prior year period and included 1.2 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2024 added 4.4 points to the combined ratio. Third quarter 2025 results benefitted from 1.2 points of favorable prior year reserve development, compared to 0.8 points in the third quarter of 2024.

Third quarter 2025 gross and net written premiums were down 2% and 4%, respectively, when compared to the third quarter of 2024. Earlier reporting of 2025 crop acreage by insureds impacted the timing of the recording of crop premiums and contributed to the year-over-year third quarter decrease, particularly when compared to later reporting of acreage in 2024. Excluding crop insurance, gross written premiums for the third quarter grew 3% and net written premiums were flat year over year. We continued to achieve premium growth in many of our businesses as a result of a combination of new business opportunities, increased exposures, and a good renewal rate environment.

Average renewal pricing across our entire P&C Group was up approximately 5% in the third quarter, both including and excluding our workers’ compensation businesses. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends, allowing us to meet or exceed targeted returns.

The Property and Transportation Group reported 2025 third quarter underwriting profit of $55 million, compared to $33 million in the third quarter of 2024, primarily due to lower catastrophe losses. Catastrophe losses in this group were $4 million (0.4 points on the combined ratio) in the third quarter of 2025, compared to $34 million (3.7 points) in the comparable 2024 period. Overall, the businesses in the Property and Transportation Group achieved a solid 94.1% calendar year combined ratio in the third quarter, an improvement of 2.7 points from the comparable period in 2024.

Third quarter 2025 gross and net written premiums in this group were 6% and 9% lower, respectively, than the comparable prior year. Earlier reporting of 2025 crop acreage, which shifted the timing of reporting of some crop premium from the third quarter to the second quarter, was the reason for the decrease. Excluding crop premiums, third quarter gross written premiums in this group grew 2% and net written premiums were flat year over year. We continued to see new business opportunities, a favorable rate environment and increased exposures in our transportation businesses. Overall renewal rates in this group increased 6% on average in the third quarter of 2025.

The Specialty Casualty Group reported 2025 third quarter underwriting profit of $33 million, compared to $63 million in the third quarter of 2024. Higher underwriting profit in our executive liability business was more than offset by lower year-over-year underwriting profit in some of social inflation exposed businesses and, to a lesser extent, our mergers & acquisitions and workers’ compensation businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. Catastrophe losses for this group were $8 million (1.0 point on the combined ratio) and $17 million (2.0 points) in the third quarters of 2025 and 2024. The businesses in the Specialty Casualty Group achieved a 95.8% calendar year combined ratio overall in the third quarter, 3.7 points higher than the 92.1% achieved in the comparable prior year period.

Third quarter 2025 gross written premiums increased 3% and net written premiums were flat when compared to the same prior year period. The primary drivers of growth included new business opportunities and favorable renewal pricing in several of our targeted markets businesses and an increase in M&A activity that contributed to growth in our mergers & acquisitions business. This growth was tempered by lower premiums in our excess and surplus, executive liability and social services businesses. Overall renewal pricing for this group was up approximately 7% during the third quarter and improved about a point from the renewal pricing in the previous quarter. Average renewal pricing excluding workers’ compensation was up approximately 8%, in line with pricing in the second quarter. Our workers’ compensation businesses collectively achieved a modest pricing increase in the quarter.

The Specialty Financial Group reported an underwriting profit of $51 million in the third quarter of 2025, compared to $21 million in the third quarter of 2024, primarily due to improved results in our financial institutions business – largely attributed to lower year-over-year catastrophe losses – and higher profitability in our surety and fidelity businesses. Catastrophe losses for this group were $11 million (4.1 points on the combined ratio) in the third quarter of 2025, compared to $39 million (14.4 points) in the prior year quarter. This group reported an outstanding combined ratio of 81.1% for the third quarter of 2025, an improvement of 11.2 points from the prior year period.

Third quarter 2025 gross and net written premiums in this group were up 3% and 1%, respectively, when compared to the prior year period, primarily due to growth in our financial institutions business and our European operations. Net written premiums were tempered by our decision to cede more of the coastal-exposed property business in the lender services business. Renewal pricing in this group was down 2% for the quarter, reflecting the strong margins overall earned on these businesses.

Carl Lindner III stated, “Our commitment to underwriting discipline and prudent growth were evident in the solid performance of our P&C businesses in the third quarter. I am pleased that we are achieving mid-teen rate increases in our most social inflation-exposed businesses, and we are finding attractive opportunities to grow our Specialty P&C businesses despite walking away from challenging market conditions in select markets or poorly performing accounts. Our third quarter results also reflect an element of seasonality, as most of our crop insurance premiums are earned in AFG’s third quarter but booked at a more conservative combined ratio until the fourth quarter when we have a better view of profitability for the year. Taking an early look at 2026, we currently project premium growth to rebound as we are optimistic about growth from our investment in several start-ups and the near completion of numerous underwriting actions taken in our Specialty Casualty businesses.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

A&E Reserves

As in prior years, during the third quarter, AFG conducted an in-depth internal review of its asbestos and environmental (A&E) exposures relating to the run-off operations of its P&C Group. During the 2025 review, no new trends were identified, and recent claims activity was generally consistent with our expectations resulting from our in-depth reviews in the prior four years, and our most recent external study in 2020. As a result, and consistent with the internal review in the third quarter of 2024, the 2025 review resulted in no net change to the P&C Group’s A&E reserves.

At September 30, 2025, the P&C Group’s insurance reserves include A&E reserves of $353 million, net of reinsurance recoverables. At September 30, 2025, the property and casualty insurance segment’s three-year survival ratios were 22.6 times paid losses for asbestos reserves, 38.5 times paid losses for environmental reserves and 27.4 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by AM Best as of December 31, 2024, which indicate that industry survival ratios were 8.7 times paid losses for asbestos, 7.5 times paid losses for environmental, and 8.4 times paid losses for total A&E reserves.

The 2025 in-depth comprehensive review also encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG recorded a special non-core A&E charge to increase its liabilities for environmental exposures by $25 million ($20 million after-tax), due primarily to changes in the scope and costs of investigation and an increase in estimated remediation costs at a limited number of sites.

Investments

Net Investment Income – For the quarter ended September 30, 2025, property and casualty net investment income was approximately 5% higher than the comparable 2024 period as a result of the impact of rising interest rates and higher balances of invested assets and higher returns on alternative investments.

The annualized return on alternative investments was approximately 6.2% for the 2025 third quarter compared to 5.4% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2024, was approximately 12%. We continue to remain optimistic regarding the prospects of attractive returns over the long term from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

Non-Core Net Realized Gains (Losses) – AFG recorded third quarter 2025 net realized gains of $11 million ($0.13 per share) after tax, which included $6 million ($0.07 per share) in after-tax net gains to adjust equity securities that the Company continued to own at September 30, 2025, to fair value. AFG recorded net realized losses of $2 million ($0.02 per share loss) in the comparable 2024 period.

After-tax unrealized losses related to fixed maturities were $46 million at September 30, 2025. Our portfolio continues to be high quality, with 96% of our fixed maturity portfolio rated investment grade and 97% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates and impacts from tariffs or other trade actions, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2025 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 5, 2025. Simplified event registration and access provides two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2025-26

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenues
Net earned premiums	$2,013	$2,055	$5,240	$5,186
Net investment income	205	200	562	586
Realized gains (losses)	13	(2)	18	10
Income of managed investment entities:
Investment income	70	99	214	296
Gain (loss) on change in fair value of assets/liabilities	—	(9)	(7)	5
Other income	30	26	84	92

Total revenues	2,331	2,369	6,111	6,175
Costs and expenses
Losses & loss adjustment expenses	1,355	1,430	3,327	3,279
Commissions and other underwriting expenses	529	518	1,593	1,527
Interest charges on borrowed money	19	19	57	57
Expenses of managed investment entities	61	85	189	267
Other expenses	99	88	251	241

Total costs and expenses	2,063	2,140	5,417	5,371

Earnings before income taxes	268	229	694	804
Provision for income taxes	53	48	151	172

Net earnings	$215	$181	$543	$632

Diluted earnings per common share	$2.58	$2.16	$6.50	$7.54

Average number of diluted shares	83.4	83.9	83.6	83.9

Selected Balance Sheet Data:	September 30, 2025	December 31, 2024
Total Cash and investments	$16,761	$15,852
Long-term debt	$1,820	$1,475
Shareholders’ equity(b)	$4,730	$4,466
Shareholders’ equity (excluding AOCI)	$4,803	$4,706
Book value per share(b)	$56.72	$53.18
Book value per share (excluding AOCI)	$57.59	$56.03
Common Shares Outstanding	83.4	84.0

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2025	2024		2025	2024
Gross written premiums	$3,665	$3,748	(2%)	$8,609	$8,490	1%

Net written premiums	$2,252	$2,353	(4%)	$5,666	$5,679	—%

Ratios (GAAP):
Loss & LAE ratio	67.2%	69.5%		63.4%	63.1%
Underwriting expense ratio	25.8%	24.8%		29.9%	28.8%

Specialty Combined Ratio	93.0%	94.3%		93.3%	91.9%

Combined Ratio – P&C Segment	93.1%	94.4%		93.4%	91.9%

Supplemental Information (c):
Gross Written Premiums:
Property & Transportation	$1,975	$2,107	(6%)	$4,119	$4,150	(1%)
Specialty Casualty	1,337	1,297	3%	3,467	3,417	1%
Specialty Financial	353	344	3%	1,023	923	11%

	$3,665	$3,748	(2%)	$8,609	$8,490	1%

Net Written Premiums:
Property & Transportation	$1,051	$1,151	(9%)	$2,373	$2,438	(3%)
Specialty Casualty	914	917	—%	2,451	2,473	(1%)
Specialty Financial	287	285	1%	842	768	10%

	$2,252	$2,353	(4%)	$5,666	$5,679	—%

Combined Ratio (GAAP):
Property & Transportation	94.1%	96.8%		94.1%	93.5%
Specialty Casualty	95.8%	92.1%		95.7%	91.1%
Specialty Financial	81.1%	92.3%		84.8%	89.5%
Aggregate Specialty Group	93.0%	94.3%		93.3%	91.9%

	Three months ended September 30,			Nine months ended September 30,
	2025	2024		2025	2024
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(11)	$(14)		$(43)	$(94)
Specialty Casualty	(1)	6		21	(7)
Specialty Financial	(12)	(9)		(34)	(3)

Specialty Group	(24)	(17)		(56)	(104)
Other	1	2		2	4

Total Reserve Development	$(23)	$(15)		$(54)	$(100)

Points on Combined Ratio:
Property & Transportation	(1.1)	(1.4)		(2.1)	(4.6)
Specialty Casualty	(0.1)	0.8		0.9	(0.3)
Specialty Financial	(4.7)	(3.3)		(4.2)	(0.4)
Aggregate Specialty Group	(1.2)	(0.8)		(1.1)	(2.0)
Total P&C Segment	(1.1)	(0.7)		(1.0)	(1.9)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Core Operating Earnings before Income Taxes:
P&C Insurance Segment	$328	$291	$847	$950
Interest and other corporate expenses	(48)	(46)	(146)	(142)

Core operating earnings before income taxes	280	245	701	808
Related income taxes	56	51	146	168

Core net operating earnings	$224	$194	$555	$640

b)

Shareholders’ Equity at September 30, 2025, includes ($73 million) ($0.87 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($240 million) ($2.85 per share loss) at December 31, 2024.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.